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Exhibit 99.1

First Horizon Pharmaceutical Corporation Reinitiates Its Share Repurchase Program

ALPHARETTA, GA, May. 19, 2004 (MARKET WIRE via COMTEX) — First Horizon Pharmaceutical Corporation (NASDAQ: FHRX), today announced it is reinitiating the share repurchase program announced last year. The program calls for the repurchase of up to $10 million of the Company's common stock, less the $3 million of shares previously repurchased by the Company since inception of the repurchase program in 2002. These repurchases, to be made pursuant to Rule 10b-18 of the Securities Exchange Act of 1934, as amended, may be made from time to time in open market or private transactions as market conditions dictate. The share repurchase program is currently authorized to run until August 31, 2004.

First Horizon Background

First Horizon Pharmaceutical Corporation is a specialty pharmaceutical company that markets and sells prescription products with a primary focus on cardiology and women's health/pediatrics. The Company has a portfolio that includes 14 branded prescription products of which 6 are actively promoted to high-prescribing physicians through its nationwide marketing and sales force of approximately 360 representatives. The Company's website address is: http://www.fhrx.com. Please visit the Company's website for full prescribing information on the Company's products.

Contact:
        Brenda Happel
        First Horizon Pharmaceutical Corporation
        770-442-9707 ext. 1493
        IR@horizonpharm.com
        SOURCE: First Horizon Pharmaceutical Corporation

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding First Horizon Pharmaceutical Corporation's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.

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  Exhibit 99.1
First Horizon Pharmaceutical Corporation Reinitiates Its Share Repurchase Program